As filed with the Securities and Exchange Commission on November 4, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

3550

(Primary Standard Industrial Classification Code Number)

62-1407522

(I.R.S. Employer Identification No.)

Melbourne Towers

1511 Third Avenue, Suite 788

Seattle, Washington 98101

Telephone: (206) 621-9888

(Address and telephone number of principal executive offices and principal place of business)

Norbert Sporns

Chief Executive Officer and President

HQ Sustainable Maritime Industries, Inc.

Melbourne Towers

1511 Third Avenue, Suite 788

Seattle, Washington 98101

Telephone: (206) 621-9888

Facsimile: (206) 621-0318

(Name, address and telephone number of agent for service)

copies of communications to:

Howard Jiang, Esq.

Troutman Sanders LLP

405 Lexington Avenue

New York, New York 10174

Telephone: (212) 704-6000

Facsimile: (212) 704-6288

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐

Non-accelerated filer ☒	(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be registered	Proposed Maximum Aggregate Offering price(1)	Amount of Registration Fee(2)
Common stock, par value $0.001 per share(3)	$12,000,000(4)	$472

(1)

The proposed maximum aggregate offering price per security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder. At no time will the aggregate maximum offering price of all securities issued in any given 12-month period exceed the amount allowed for in General Instruction I.B.6.

(2)	Calculated pursuant to Rule 457(o) under the Securities Act.
(3)

Subject to note 4 below, there is being registered hereunder an indeterminable number of shares of common stock of the registrant as may be sold from time to time by the registrant. Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable from time to time with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(4)	In no event will the aggregate offering price of all securities issued from time to time pursuant to this registration statement exceed $12,000,000.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Subject to completion, dated November 4, 2008

PROSPECTUS

$12,000,000

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

Common Stock

We may from time to time sell common stock, in one or more offerings, for an aggregate initial offering price of $12,000,000. We may sell the common stock to or through underwriters, directly to investors or through agents.

Each time we offer common stock, we will provide a prospectus supplement containing more specific information about the particular offering and attach it to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement which includes a description of the method and terms of the offering.

Our common stock trades on the American Stock Exchange under the symbol “HQS.” The last reported sale price of our common stock on the American Stock Exchange on November 3, 2008 was $4.11 per share. As of November 3, 2008, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $36,266,640, based on 12,094,596 shares of outstanding common stock, of which approximately 8,824,000 shares are held by non-affiliates. As of the date hereof, we have not offered any securities pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on and includes the date hereof.

Investing in our common stock involves a high degree of risk. See RISK FACTORS beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2008.

You should rely on the information contained in this prospectus, in any applicable prospectus supplement and in the documents incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where their offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only at the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the front cover of this prospectus.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, and reference is made to the actual documents filed with the United States Securities and Exchange Commission, or SEC, for complete information. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to one or more of the registration statements of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Additional information, including our financial statements for the years ended December 31, 2007, 2006, 2005 and 2004 and the notes related thereto, is incorporated by reference to our reports filed with the SEC.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a shelf registration process. Under this shelf registration statement, we may, from time to time, sell up to $12,000,000 of common stock in one or more offerings. This prospectus provides you with a general description of our common stock.

If required, each time we sell common stock, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may add, update or change information contained in this prospectus and may include a discussion of any risk factors or other special considerations that apply to the common stock. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement. Before making an investment decision, it is important for you to read and consider the information contained in this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only upon the information contained in this prospectus and the registration statement of which this prospectus is a part. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus is based on information provided by us and other sources that we believe are reliable. We have summarized certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our business and the terms of the offering, including the merits and risks involved.

We obtained statistical data, market data and other industry data and forecasts used throughout, or incorporated by reference in, this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not sought the consent of the sources to refer to their reports appearing or incorporated by reference in this prospectus.

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus or incorporated herein by reference. This summary does not contain all the information you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the discussion of “Risk Factors” and our consolidated financial statements and the related notes, before deciding to invest in shares of our common stock. In this prospectus, when we use phrases such as “we,” “us,” “our,” “HQSM” or “our company,” we are referring to HQ Sustainable Maritime Industries, Inc. and all of its subsidiaries and affiliated companies as a whole, unless it is clear from the context that any of these terms refer only to HQ Sustainable Maritime Industries, Inc.

About Our Company

We are an integrated aquatic product producer and processor in China, or the PRC, of toxin free tilapia, other aquatic products, and marine bio and healthcare products. We use state-of-the-art and environment-friendly technologies in our production and processing operations. Our facilities are certified according to Hazard Analysis Critical Control Points, or HACCP, standards that are used by the United States Food and Drug Administration, or the FDA, to help ensure food safety and control sanitary hazards. In addition, our facilities have been assigned a European Union, or EU, code required for exporting aquatic products to the EU. We are also in the process of being certified in accordance with the standards of the Aquaculture Certification Counsel, Inc., or ACC, which is a U.S.-based non-governmental body established to certify social, environmental and food safety standards at aquaculture facilities throughout the world. Our products are sold principally to customers in North America, Europe and Asia.

Established in 1999, our aquatic farming and processing operations are in Hainan Province, an island in the South China Sea, which is situated within the most desirable latitude for raising tilapia. Hainan Province in southern China is designated by the Chinese government as a green province, where environmentally friendly agri-food related industry is encouraged. We purchase and process farm-bred and ocean caught aquatic products through cooperative supply arrangements with local fishermen and cooperatives. Our supply cooperatives, under our guidance, use feed formulated by us to optimize natural toxin free growth. Our tilapia products have achieved such a high level of purity that we have successfully begun marketing these products as toxin free and natural.

In August 2004, the company acquired Hainan Jiahua Marine BioProducts Co. Ltd., or Jiahua Marine, which develops, produces and sells marine bio and healthcare products, which includes nutraceutical products for the enrichment of our feed formulas exclusively in China. The principal products of Jiahua Marine are shark cartilage capsules and shark liver oil products which are distributed exclusively in China. The products undergo substantial independent laboratory testing in China administered by the Ministry of Health in China and have resulted in a PRC National Certification for these products. These products have various perceived medicinal and health benefits.

In order to maintain the high quality of our products and to position ourselves for attaining completely organic production certification, we have commenced the construction of our own organic feed mill and processing plant for the production of organic, floating feed formulations. We plan to produce the feed using grains grown without chemical fertilizers, free of antibiotics and fishmeal, and use feed additives manufactured in our nutraceutical plant. We plan for this expanded production to satisfy our own demand through the 20,000 mu (or 3,294 acres) of production in Wenchang and Qionghai, as well as to manufacture feed for farmed operations of others in Hainan such as shrimp and other farmed species.

Our financial operations consist of two segments, the marine bio and healthcare product segment and the aquaculture product segment. Since the acquisition of Jiahua Marine, which represents the marine bio and healthcare segment, these product sales have made a significant contribution to the net income of the company. For the year ended December 31, 2006, the marine bio and healthcare segment and the aquaculture product segment had sales to external customers of $15,302,713 and $23,792,690, respectively, and net income of $7,339,374 and $1,273,290, respectively. For the year ended December 31, 2007, the marine bio and healthcare product segment and our aquaculture product segment had sales to external customers of $18,721,774 and $36,248,437, respectively, and net income of $7,984,937 and $6,299,304, respectively, excluding unallocated items. We expect the yearly sales and contribution to net income from the marine bio and healthcare segment to continue during 2008 in a similar ratio as 2007 and 2006. As the marketing efforts increase in connection with the aquaculture product segment and the investment in plant and equipment for additional processing capacity is completed in 2008 and 2009, we expect that the aquaculture product segment will continue to contribute a greater portion of sales and net income in 2008 and thereafter.

We have also commenced branding and marketing our high quality, differentiated tilapia products under the name TILOVEYA™ from our new United States headquarters based in Seattle, Washington.

We are incorporated in Delaware. The address of our Unites States headquarters is Melbourne Towers, 1511 Third Avenue, Suite 788, Seattle, Washington 98101 and our telephone number is (206) 621-9888. Our website is located at www.hqfish.com. The information contained on our website or that can be accessed through our website does not constitute part of this prospectus.

Our Principal Competitive Strengths

We believe we have the following principal competitive strengths:

•

Quality Toxin Free Tilapia Products. We produce toxin free tilapia products and have developed a farming system that avoids the use of antibiotics, hormones and other potentially toxic chemicals. Our tilapia are raised in ponds of pure rain water collected for aquaculture. Two other species of fish are introduced into the ponds to maintain the pond’s health naturally. We formulate feed without fishmeal and produce feed supplements in our healthcare products processing plant to enrich this feed. It is our policy to raise toxin free tilapia to distinguish our company from other tilapia producers. The latitude and the pristine environment of Hainan have provided us with the optimal conditions for toxin free aquaculture production.

•

Vertically Integrated Operations. Vertical integration of our operations allows us to control and monitor quality, as well as reduce costs. Through our cooperative arrangements with local farmers, we train them to our production methods, while monitoring constantly the quality of production until harvest.

•

Environmental and Quality Assurances. We have adopted and implemented stringent quality control measures and procedures throughout the production process, in order to comply with the various environmental and quality standards, such as the HACCP and the EU import standards. We are also in the process of being certified in accordance with the ACC standards and positioning ourselves for completely organic production certification of our tilapia products. We use state-of-the-art technologies in our farming, feed formulation and processing operations. We have adopted modern and environmentally friendly and responsible technology in our production and processing of tilapia, shrimp, and marine bio and healthcare products, which we believe have been recognized through the certifications our plants possess.

•

Strategic Location in Hainan Province, China. Our processing facilities are geographically well-positioned in Hainan Province to leverage favorable climatic conditions, abundant water supply and pristine environment, and a readily available source of labor for our processing plant. Additionally, our processing facilities are conveniently located near the farmers from whom we obtain our supply of tilapia and shrimp. In addition, our intended new processing plant and feed mill will be in close proximity to our new cooperative fish farms.

•

International and Domestic Sales and Marketing Efforts. The recent establishment of our Seattle office will advance our new branding and marketing initiative around our TILOVEYA™ brand of our toxin free tilapia products. Sales from this office complement our China based sales efforts and other international sales initiatives.

•

An Established Track Record and Brand Name in the Industry. We have an established track record and recognized brand name in the industry and have received numerous awards and certifications confirming the success of the company in distinguishing itself from its competition.

•

Unique Health Products. We produce health products that we believe meet the highest quality standards, which we currently market exclusively in China through direct marketing and through retail channels. These products are certified to China’s national health product standards. Our marine bio and healthcare products processing plant also produces nutraceutical products for the inclusion into our tilapia feed additives.

•	Competitive Cost Structure. We benefit from competitive cost structures due to the lower labor costs in China as compared to U.S. based companies of similar products.

Our Growth Strategies

Our objective is to continue building a diversified array of seafood and marine bio and healthcare products, with a primary focus on increasing our own seafood products. To achieve this goal, we intend to implement the following strategies:

•

We started building a new large scale organic feed mill to supply our existing and anticipated new cooperative fish farmers with our fish food formula and a processing plant to increase our profit margin and to guarantee our product quality and further vertically integrate our operations;

•	We intend to achieve completely organic production of our tilapia products and to pursue organic certification of our farms;

•	We plan to expand our direct and retail sales efforts of our health products in China and internationally and to add other products we currently have in the development pipeline;

•	We plan to expand our cooperative farming arrangements to increase the availability of tilapia to meet anticipated growth in demand;

•	We plan to continue to expand our production and processing facilities in China to satisfy the anticipated growing demand for our products;

•

The new sales office in Seattle allows us to increase awareness of the importance of our toxin free product and to benefit from more direct sales. The new Seattle office also allows us to expand our distribution options in North America and Europe by broadening the variety of products we offer to cater to the demands of our customers; and

•

We plan to expand our branding and marketing initiatives in North America and Europe to introduce our products to major retail and food service chains. Our marketing and branding of tilapia and other seafood products is headed by Trond Ringstad, a pioneer in marketing tilapia in the United States. Our new branding focuses on the TILOVEYA™ brand and our toxin-free approach.

Market Opportunities

Over the past ten years, we believe there has been a dramatic increase in health conscious eating habits and a growing consumption of fish as an alternative source of protein. As the demand for fish as an alternative source of protein continues to increase, current ocean stocks are anticipated to be unable to meet this demand. An alternative is aquaculture. Already operating as an aquaculture producer, we are in a strong position to take advantage of this market opportunity.

Aquaculture, which is the farming of aquatic animals and plants, has been the world’s fastest growing segment in the food production system for the past two decades. The contribution of aquaculture to the world aquatic production in 2004 was about 59.4 million tonnes of fish. According to the projections of the Food and Agriculture Organization of the United States, or FAO, it is estimated that in order to maintain the current level of per capita consumption, global aquaculture production will need to reach 80 million tonnes of fish by 2050. The FAO also reports that most of the new demand for fish will have to be met by aquaculture, which could account for approximately 39.0% of all fish production by 2015.

As the availability of sites for aquaculture is becoming increasingly limited and the ability to develop non-agricultural land is restricted, the competition to develop additional aquaculture production systems is intensifying. As the intensification for aquaculture production systems increases, the demand for institutional support, services and skilled persons is anticipated to increase; along with the demand for more knowledge-based aquaculture education and training as aquaculture becomes more important worldwide.

China remains the largest producer of aquaculture products throughout the world with reported fisheries producing approximately 41.3 million tonnes in 2004, as reported by the FAO. Within the global aquaculture industry, China accounted for 71.0% of the world’s supply of fish for direct human consumption and 29.9% of the total production by live weight in 2002.

In 2005, according to the American Tilapia Association, tilapia production was second in volume to carps, and it is projected that tilapia will become the most important aquaculture crop in this century, potentially reaching $5.0 billion in global sales. The American Tilapia Association further reports that world production of tilapia products reached approximately 2.0 million metric tonnes in 2004, of which China produced the dominant share of 45.0%.

Over-the-counter marine bio and healthcare product sales in China are currently in excess of $6 billion and represent 3% of total world consumption. We believe that shifts in consumer preferences toward stronger branded products meeting international standards, and away from local traditional remedies, are currently being experienced in China.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus and in the documents incorporated by reference into this prospectus, before investing in our common stock. If any of the events anticipated by the risks described below occur, our results of operations and financial condition could be adversely affected which could result in a decline in the market price of our common stock, causing you to lose all or part of your investment.

Risks Relating To Our Business

We rely on cooperative suppliers and any adverse changes in these relationships may adversely affect us.

We have developed a network of aquaculture farmers in Hainan Province for the supply of tilapia and shrimp by entering into cooperative supply agreements. Pursuant to the cooperative supply agreements, we are assured the necessary supply of aquatic products that meet our quality standards. The continuance and smooth operations of these cooperative networks are essential in controlling our costs, meeting quality standards and the timely fulfillment of our customer orders. Any adverse change to our cooperative network, including any early termination or non-renewal of any supply agreement or any failure of suppliers to fulfill their obligations under the supply agreements, could have a material adverse effect on our business model, operations and competitiveness.

We may require additional capital in the future, which may not be available on favorable terms or at all.

Our future capital requirements will depend on many factors, including industry and market conditions, our ability to successfully implement our new branding and marketing initiative and expansion of our production capabilities. We anticipate that we may need to raise additional funds in order to grow our business and implement our business strategy. We anticipate that any such additional funds would be raised through equity or debt financings. In addition, we may enter into a revolving credit facility or a term loan facility with one or more syndicates of lenders. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. Even if we are able to raise capital through equity or debt financings, as to which there can be no assurance, the interest of existing stockholders in our company may be diluted, and the securities we issue may have rights, preferences and privileges that are senior to those of our common stock or may otherwise materially and adversely affect the holdings or rights of our existing stockholders. If we cannot obtain adequate capital, we may not be able to fully implement our business strategy, and our business, results of operations and financial condition would be adversely affected. In addition, we have and will continue to raise additional capital through private placements or registered offerings, in which broker-dealers will be engaged. The activities of such broker-dealers are highly regulated and we cannot assure that the activities of such broker-dealers will not violate relevant regulations and generate liabilities despite our expectation otherwise.

We depend on the availability of additional human resources for future growth.

We are currently experiencing a period of significant growth in our sales volume. We believe that continued expansion is essential for us to remain competitive and to capitalize on the growth potential of our business. Such expansion may place a significant strain on our management and operations and financial resources. As our operations continue to grow, we will have to continually improve our management, operational and financial systems, procedures and controls, and other resources infrastructure, and expand our workforce. There can be no assurance that our existing or future management, operating and financial systems, procedures and controls will be adequate to support our operations, or that we will be able to recruit, retain and motivate our personnel. Further, there can be no assurance that we will be able to establish, develop or maintain the business relationships beneficial to our operations, or to do so or to implement any of the above activities in a timely manner. Failure to manage our growth effectively could have a material adverse effect on our business and the results of our operations and financial condition.

We depend on our key management personnel, and the loss of any of their services could materially adversely affect us.

Our operations are dependent upon the experience and expertise of a small number of key management personnel, which includes Lillian Wang Li, our Chairman of the Board, Norbert Sporns, our Chief Executive Officer and President, and Harry Wang Hua, our Chief Operating Officer. Lillian Wang Li and Harry Wang Hua are brother and sister, and Ms. Wang Li is married to Norbert Sporns. Although we have begun the process of obtaining the life insurance on Ms. Wang Li and Mr. Sporns, of which we are the beneficiary, the loss of the services of any of them for any reason would have a material adverse effect on our business, and the results of our operations and financial condition, or could delay or prevent us from fully implementing our business strategy.

A few of our customers account for a significant portion of our business.

We have derived, and over the near term we expect to continue to derive, a significant portion of our sales from a limited number of customers. For example, five customers accounted for a total of 39% of our consolidated sales for the year ended December 31, 2007, all related to the aquaculture product segment. As of December 31, 2007, approximately 35.4% of our trade receivables were from transactions with the above five customers. The loss of any of these customers or non-payment of outstanding amounts due to the company could materially and adversely affect our business, results of operations, financial position and liquidity.

We may be unable to continue to take advantage of the seasonal pricing fluctuation in sales of our products, and we may be adversely affected by the seasonal fluctuation in the prices we earn for our products.

We have experienced seasonal fluctuation in the prices we earn for our products, generally in the range of 15 to 20%. Pricing fluctuation occurs during the winter season when fish farms in the northern part of the PRC suspend production due to cold weather conditions. These weather related disruptions in supply permit us to increase the sales prices of our tilapia products. However, there can be no assurance that such premium pricing, benefiting our profitability, can be maintained in the future. Other factors, such as an increase in the cost of feed, might adversely impact on the cost of fish and lessen our margins and profitability.

Any adverse changes in the supply of our tilapia and other raw materials, including contamination or disease or increased costs of raw materials, may adversely affect our operations or reduce our margins or profits.

We are dependent on the availability of raw materials from Hainan Province and the oceans in that region. The supply of these raw materials can be adversely affected by any material change in the climatic or environmental conditions in and around Hainan Province. In addition, if there is contamination resulting from disease, pollution or other foreign substances, our supply of raw materials could be jeopardized or disrupted. The shortage or lack of raw materials and any consequential change in their cost would, in turn, have a material adverse effect on the cost on our operations and margins and our ability to provide products to our customers.

We may be adversely affected by the fluctuation in raw material prices and selling prices of our products.

Neither our products nor the raw materials we use have experienced any significant price fluctuations in the past, but there is no assurance that they will not be subject to future price fluctuations or pricing control. The products and raw materials we use may experience price volatility caused by events such as market fluctuations or changes in governmental programs. The market price of these raw materials may also experience significant upward adjustment, if, for instance, there is a material under-supply or over-demand in the market. These price changes may ultimately result in increases in the selling prices of our products, and may, in turn, adversely affect our sales volume, revenue and operating profit.

We could be adversely affected by the occurrence of natural disasters in Hainan Province.

From time to time, Hainan Province experiences typhoons, particularly from June through September of any given year. Natural disasters could impede operations, damage infrastructure necessary to our operations or adversely affect the logistical services to and from Hainan Province. The occurrence of natural disasters in Hainan Province could adversely affect our business, the results of our operations, prospects and financial condition, even though we currently have insurance against damages caused by natural disasters, including typhoons, accidents or similar events.

Intense competition from existing and new entities may adversely affect our revenues and profitability.

In general, the aquaculture industry is intensely competitive and highly fragmented. We compete with various companies, many of which are developing or can be expected to develop products similar to ours. For example, 8th Sea–The Organic Seafood Company currently produces and processes tilapia fillets in Brazil’s Parana state. Many of our competitors are more established than we are and have significantly greater financial, technical, marketing and other resources than we presently possess. Some of our competitors have greater name recognition and a larger customer base. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. We intend to create greater awareness for our brand name so that we can successfully compete with our competitors. We cannot assure you that we will be able to compete effectively or successfully with current or future competitors or that the competitive pressures we face will not harm our business.

Our operating subsidiary must comply with environmental protection laws that could adversely affect our profitability.

We are required to comply with the environmental protection laws and regulations promulgated by the national and local governments of the PRC. Some of these regulations govern the level of fees payable to government entities providing environmental protection services and the prescribed standards relating to the discharge of effluent, or liquid waste. Yearly inspections of waste treatment systems require the payment of a license fee which could become a penalty fee if standards are not maintained. Currently, our plant treats all of its effluent completely to level one, which is consistent with releasing potable water back to the environment, and there is currently no charge being levied. Although our production technologies allow us to efficiently control the level of pollution resulting from our production process, and notwithstanding the fact that we have received evidence of compliance with environmental protection requirements from government authorities, due to the nature of our business, effluent wastes are unavoidably generated in the aquaculture production processes. If we fail to comply with any of these environmental laws and regulations in the PRC, depending on the types and seriousness of the violation, we may be subject to, among other things, warning from relevant authorities, imposition of fines, specific performance and/or criminal liability, forfeiture of profits made, being ordered to close down our business operations and suspension of relevant permits.

There can be no assurance that the intended investment in our aquaculture product segment will result in a significant increase in our profitability or significantly increase our net income for that segment when compared to the marine bio and healthcare product segment.

To date, the marine bio and healthcare product segment has generated greater yearly net income than the aquaculture product segment on a smaller amount of sales to external customers. In the financial years ended December 31, 2007 and 2006, the marine bio and healthcare product segment had sales of $18,721,774 and $15,302,713, respectively, compared to sales for the aquaculture product segment of $36,248,437 and $23,792,690, respectively. On those sales, however, for the financial years ended December 31, 2007 and 2006, the marine bio and healthcare product segment had net income of $7,984,935 and $7,339,374, respectively, compared to net income for the aquaculture product segment of $6,299,304 and $1,273,290, respectively, excluding unallocated items. Therefore, the marine bio and healthcare product segment contributed approximately 56% of the yearly net income in 2007 and 85% in 2006, before unallocated items, in both periods. The greater part of the proceeds of the recently completed offering, is intended to further develop the aquaculture product segment through increasing processing capacity, construction of a large scale organic feed mill and marketing our tilapia products. Over the longer term, the company plans to focus much of its economic and other resources on the aquaculture product segment under the belief that it will generate greater amounts of sales and result in higher profit margins. There can be no assurance given to investors that the investment in plant and equipment and the marketing expansion efforts for the aquaculture product segment will increase the sales to external customers, the profit margin and net income of this segment as anticipated.

Our operations, revenue and profitability could be adversely affected by changes in laws and regulations in the countries where we do business.

The governments of countries into which we sell our products, including the United States, Canada and the European Union, from time to time, consider regulatory proposals relating to raw materials, food safety and markets, and environmental regulations, which, if adopted, could lead to disruptions in distribution of our products and increase our operational costs, which, in turn, could affect our profitability. To the extent that we increase our product prices as a result of such changes, our sales volume and revenues may be adversely affected.

Furthermore, these governments may change import regulations or impose additional taxes or duties on certain Chinese imports from time to time. For example, in 2004, the United States government imposed heavy tariffs of more than 100 percent on certain Chinese shrimp exporters. Similar regulations and fees or new regulatory developments may have a material adverse impact on our operations, revenue and profitability.

Our business could be adversely affected by the recent negative public reports on seafood imported from China.

In June 2007, the U.S. Food and Drug Administration issued an alert report on the sale of five types of farm-raised seafood from China in the United States because of unapproved chemical residues. The five types of farm-raised seafood are shrimp, catfish, eel, basa and dace. As a result, the seafood can be sold in the United States providing importers provide independent testing that shows the seafood does not contain the unapproved residues. Although tilapia is not included in the list and we believe our main seafood product, which is tilapia, does not contain any of the unapproved residues, it is possible that our business may be adversely impacted as a result of the recent negative public reports on seafood imported from China.

There could be changes in the policies of the PRC government that may adversely affect our business.

The aquaculture industry in the PRC is subject to policies implemented by the PRC government. The PRC government may, for instance, impose control over aspects of our business such as distribution of raw materials, product pricing and sales. On the other hand, the PRC government may also make available subsidies or preferential treatment, which could be in the form of tax benefits or favorable financing arrangements.

If the raw materials used by us or our products become subject to any form of government control, then depending on the nature and extent of the control and our ability to make corresponding adjustments, there could be a material adverse effect on our business and operating results.

Separately, our business and operating results also could be adversely affected by changes in policies of the Chinese government such as: changes in laws, regulations or the interpretation thereof; confiscatory taxation; restrictions on currency conversion, imports on sources of supplies; or the expropriation or nationalization of private enterprises. Although the Chinese government has been pursuing economic reform policies for approximately two decades to liberalize the economy and introduce free market aspects, there is no assurance that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting China’s political, economic and social life.

Certain political and economic considerations relating to PRC could adversely affect our company.

The PRC is passing from a planned economy to a market economy. The Chinese government has confirmed that economic development will follow a model of market economy under socialism. While the PRC government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC economy is still operating under five-year plans and annual state plans adopted by the government that set down national economic development goals. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC government exerts considerable direct and indirect influence on the economy. Many of the economic reforms are unprecedented or experimental for the PRC government, and are expected to be refined and improved. Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating results may be adversely affected by changes in the PRC’s economic and social conditions as well as by changes in the policies of the PRC government, which we may not be able to foresee, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the rate or method of taxation, and imposition of additional restrictions on currency conversion.

The recent nature and uncertain application of many PRC laws applicable to us create an uncertain environment for business operations and they could have a negative effect on us.

The PRC legal system is a civil law system. Unlike the common law system, such as the legal system used in the United States, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, the PRC began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in the PRC and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could have a negative impact on our business and business prospects. In addition, as these laws, regulations and legal requirements are relatively recent, their interpretation and enforcement involve significant uncertainty.

If relations between the United States and China worsen, our stock price may decrease and we may have difficulty accessing the U.S. capital markets.

At various times during recent years, the United States and China have had disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China could adversely affect the market price of our common stock and our ability to access U.S. capital markets.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. Currently, the Renminbi is not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans and corporate debt obligations denominated in foreign currencies.

The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

The fluctuation of the Renminbi may materially and adversely affect your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from this offering of our common stock into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations.

Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our common shares or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of the Renminbi we convert would be reduced. Any significant devaluation of Renminbi may reduce our operation costs in U.S. dollars but may also reduce our earnings in U.S. dollars. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

Since 1994 the PRC has pegged the value of the Renminbi to the U.S. dollar. We do not believe that this policy has had a material effect on our business. There can be no assurance that Renminbi will not be subject to devaluation. We may not be able to hedge effectively against Renminbi devaluation, so there can be no assurance that future movements in the exchange rate of Renminbi and other currencies will not have an adverse effect on our financial condition.

In addition, there can be no assurance that we will be able to obtain sufficient foreign exchange to pay dividends or satisfy other foreign exchange requirements in the future and we currently do not intend to pay dividends.

It may be difficult to effect service of process and enforcement of legal judgments upon our company and our officers and directors because some of them reside outside the United States.

As our operations are presently based in China and some of our key directors and officers reside outside the United States, service of process on our key directors and officers may be difficult to effect within the United States. Also, substantially all of our assets are located outside the United States and any judgment obtained in the United States against us may not be enforceable outside the United States. We have appointed Norbert Sporns, our Chief Executive Officer and President, as our agent to receive service of process in any action against our company in the United States.

Risks Relating to our Common Stock

There are a large number of shares underlying our secured convertible notes and warrants that may be available for future sale and the sale of these shares may depress the market price of our common stock.

As of November 3, 2008, we had 12,094,596 shares of common stock issued and outstanding. As of the same date, we also had secured convertible promissory notes outstanding that may be converted into an estimated 1,000,000 shares of our common stock and related stock purchase warrants to purchase up to 30,000 shares of our common stock in connection with the November 2006 notes financing, as well as Class A warrants to purchase up to 43,750 shares of our common stock, Class B warrants to purchase up to 114,583 shares of our common stock, Class C warrants to purchase up to 79,825 shares of our common stock, and Class D warrants to purchase up to 141,200 shares of our common stock. These shares, including all of the shares issuable upon conversion of the secured convertible notes and upon exercise of our warrants, may be sold into the market place currently or in the next two years. The sale of these shares may adversely affect the market price of our common stock.

Our principal stockholders, current executive officers and directors own a significant percentage of our company and will be able to exercise significant influence over our company.

Our executive officers and directors and principal stockholders together beneficially own approximately 91% of the total voting power of our outstanding voting capital stock, primarily as a result of their ownership of Series A preferred stock of our company which, while convertible into shares of our common stock on a 2-for-1 basis, carries 1,000 votes per Series A preferred share rather than the 1 vote per share of our common stock. The Series A preferred stock and the common stock vote together as one class on all matters to be voted upon by the stockholders. In particular, our three largest stockholders, Mr. Sporns, Ms. Wang Li and Mr. Wang Hua, are family members who share approximately 90.9% of the total voting power of our company. Ms. Wang Li is the wife of Mr. Sporns and Mr. Wang Hua is the brother of Ms. Wang Li. These stockholders will be able to determine the composition of our board of directors, will retain the voting power to approve all matters requiring stockholder approval and will continue to have significant influence over our affairs. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material and adverse effect on the market price of the common stock or prevent our stockholders from realizing a premium over the market prices for their shares of common stock.

Investors may experience dilution from any conversion of the senior convertible notes and the exercise of warrants we issued in November 2006.

We registered the shares of our common stock issuable upon conversion of the 6.5% senior convertible notes and upon exercise of the warrants we issued in November 2006. The conversion price of the 6.5% senior convertible notes is $5.00 and the exercise price of the warrants is $5.00.

We were also obligated to pay to such investors liquidated damages due to this registration statement on Form S-3 which has been declared effective on July 7, 2008 as well as additional liquidated damages until such time as it became effective. We have reached a waiver and amendment agreement with the investors, covering all such liquidated damages as well as certain accrued and unpaid interest, pursuant to which we issued 300,000 shares of common stock. The discounts from applicable market prices used for various portions of the liquidated damages so agreed to range from $7.47 per share to $9.06 per share.

We may have rescission liability in connection with the March 2008 issuance of the shares to certain investors for liquidated damages.

Pursuant to a certain Waiver and Amendment Agreement with certain investors, we issued approximately 300,000 shares of our common stock while we had one registration statement on Form S-3 filed on August 21, 2007 (“Resale Registrations”) pending review. It may be determined that such issuance may have constituted a general solicitation under Section 5 of the Securities Act due to the outstanding Resale Registrations during the private placement period. As a result, we may be subject to contingent rescission liabilities from those investors who participated in the private placement for the combined Shares and Warrants. These liabilities may include an obligation to make a rescission offer to the holders of these combined Shares and Warrants for them to return these combined Shares and Warrants for their original purchase price plus interest. If rescission is required, and any or all of the investors reject the rescission offer, we may continue to be liable for the original purchase price, plus interest, for a period of one year under Section 13 of the Securities Act. Based on our discussion with our investors who participated in the private placement, they currently have no intention to use the rescission right.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, and the documents we incorporate by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve known and unknown risks, uncertainties and other important factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	our marketing, sales and distribution initiatives in North America, Europe and China;

•	our estimates of production, market sizes and anticipated consumption of our marine bio and healthcare products and our aquaculture products;

•	our new organic feed mill and our current and future processing facilities;

•	our ability to enter into and maintain cooperative farming arrangements and other partnerships with respect to our marine bio products and the performance of our partners under such arrangements;

•	our relationship with local governments in Hainan Province and the potential support and financing they may provide to us;

•	our estimates of future performance and growth potential;

•	our ability to obtain sufficient capital to fund our operations and expansion plans; and

•	our operating income, future revenue, expenses, capital requirements and needs for additional financing.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Because of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus and in any prospectus supplement may not transpire.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. You should read this document, any supplements to this document and the documents that we reference in this prospectus with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we do not undertake any obligation to update or revise any forward-looking statements contained in this prospectus and any supplements to this prospectus, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our common stock under this prospectus for general corporate purposes, including investments in long-term assets to complete our integration objective in line with our business plan. We will set forth in the prospectus supplement our intended use for the net proceeds received from the sale of our common stock. Pending the application of the net proceeds, we intend to invest the net proceeds in investment-grade, interest-bearing securities.

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes the material terms and provisions of our capital stock. The following summary description of our common stock and preferred stock is based on the provisions of our certificate of incorporation and bylaws, which are incorporated by reference, and the applicable provisions of Delaware Corporation Law. This information is only a summary and is qualified in its entirety by reference to our certificate of incorporation and bylaws and the applicable provisions of Delaware Corporation Law.

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, of which 100,000 are designated as Series A preferred stock.

Common Stock

Authorized. We currently have authority to issue up to 200,000,000 shares of common stock, par value $0.001 per share.

Voting. Each holder of common stock is entitled to one vote for each share owned on all matters voted upon by stockholders. In addition, our Series A preferred stock is entitled to vote on all matters to be voted on by holders of our common stock. The Series A preferred stock is entitled to 1,000 votes per share. A majority vote is required for all actions to be taken by stockholders, except that a plurality is required for the election of directors. The common stock has no preemptive rights, no cumulative voting rights and no redemption, sinking fund or conversion provisions.

Dividends. Holders of common stock are entitled to receive dividends, if and when declared by our board of directors, out of funds legally available for such purpose, subject to the dividend and liquidation rights of any preferred stock that may then be outstanding, including but not limited to, the Series A preferred stock.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. In addition, as stipulated by the relevant laws and regulations for enterprises operating in the PRC, Hainan Quebec Ocean Fishing Co. Ltd. and Jiahua Marine are required to make annual appropriations to two reserve funds, consisting of the statutory surplus and public welfare funds, which amounts are not available for the payment of dividends. As a result, we do not anticipate paying cash dividends on our common stock in the foreseeable future and we may not have sufficient funds to legally pay dividends.

Liquidation and Dissolution. In the event we liquidate, dissolve or wind-up our operations, the holders of the common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any shares of preferred stock that may then be outstanding.

Fully Paid and Nonassessable. All shares of our outstanding common stock are fully paid and nonassessable and any additional shares of common stock that we issue will be fully paid and nonassessable.

Listing. Our common stock is listed on the American Stock Exchange under the symbol “HQS.”

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038.

Preferred Stock

Under the terms of our certificate of incorporation, our board of directors has the authority, without further action by the stockholders and subject to the limits imposed by Delaware Corporation Law, to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share, in one or more series and to designate the rights, preferences, privileges and restrictions of each such series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power for the common stock, impairing the liquidation rights of the common stock or delaying or preventing a change in control without further action by the stockholders.

Series A Preferred Stock

Authorized. Of the 10,000,000 shares of preferred stock we are authorized to issue, 100,000 shares have been designated as Series A preferred stock.

Voting. Each holder of shares of our Series A preferred stock is entitled to 1,000 votes per share on all matters to be voted on by holders of our common stock; provided, however, that the vote or consent of the holders of at least a majority of the shares of Series A preferred stock then outstanding is required for us to (1) authorize, create or issue, or increase the authorized number of shares of, any class or series of capital stock ranking prior to or on a parity with the Series A preferred stock either as to dividends or liquidation; (2) authorize, create or issue any class or series of our stock other than the common stock; (3) authorize any reclassification of the Series A preferred stock; (4) authorize, create or issue any securities convertible into or exercisable for capital stock prohibited by clauses (1) through (3) above; (5) amend our certificate of incorporation; or (6) enter into any disposal, merger or reorganization involving 20% of our total capitalization.

Conversion Rights. The holders of our Series A preferred stock have an optional right to convert each share of Series A preferred stock into two shares of our common stock.

Dividends. Subject to the rights of the holders of any class or series of capital stock ranking senior to or on parity with the Series A preferred stock, the holders of our Series A preferred stock have the right to receive cumulative dividends when and as declared by the board of directors.

Liquidation. The holders of our Series A preferred stock have the right to receive a liquidation preference of $1.00 per share of Series A preferred stock, plus an amount equal to all dividends accrued and unpaid, in preference to the holders of our common stock or any other class or series of capital stock ranking junior to the Series A preferred stock. This liquidation preference will be adjusted to reflect any stock dividend, stock distribution or stock split with respect to the Series A preferred stock.

Reaquired Shares. Any shares of Series A preferred stock acquired by us will be retired and not reissued.

Warrants

Class A and Class B Warrants

The Class A and Class B warrants can be exercised at any time until (i) January 25, 2009, in the case of the Class A warrants, and (ii) January 25, 2011, in the case of the Class B warrants. The adjusted exercise price of the Class A warrants is $6.00 per share, and the adjusted exercise price of the Class B warrants is $6.00 per share. The number of shares of common stock or other securities at the time issuable upon exercise of such warrants in each case will be appropriately adjusted to reflect any stock dividend, stock split, combination of shares, reclassification, recapitalization or other similar event affecting the number of outstanding shares of stock or securities. In case of any consolidation or merger by us with or into any other corporation, entity or person, or any other corporate reorganization, in which we shall not be the continuing or surviving entity of such consolidation, merger or reorganization (any such transaction being hereinafter referred to as a “Reorganization”), then, in each case, the holder of the warrants on exercise any time after the consummation or effective date of such Reorganization (such date, the “Effective Date”), shall receive, in lieu of the shares of stock or other securities at any time issuable upon the exercise of the warrants prior to the Effective Date, the stock and other securities and property (including cash) to which such holder would have been entitled upon the Effective Date if such holder had exercised the warrants immediately prior thereto.

The Class A and Class B warrants can be exercised pursuant to a cashless exercise. Under the terms of the warrants, the holders thereof have agreed not to elect for a period of one (1) year a cashless exercise of the warrants and also agreed not to elect a cashless exercise so long as there is an effective registration statement for the shares underlying the respective warrants. As of November 3, 2008, there were outstanding Class A warrants to purchase up to 43,750 shares of common stock and Class B warrants to purchase up to 114,583 shares of common stock.

Class C and Class D Warrants

The exercise price of the Class C warrants is $8.40 per share and the exercise price of the Class D warrants is $16.80 per share. The Class C and Class D warrants expire on April 23, 2009 and can be exercised pursuant to a cashless exercise. Under the terms of the warrants, the holders thereof agreed not to elect for a period of one (1) year a cashless exercise of the warrants and also agreed not to elect a cashless exercise so long as there is an effective registration statement for the shares underlying the respective warrants. As of November 3, 2008, there were outstanding Class C warrants to purchase up to 79,825 shares of common stock and Class D warrants to purchase up to 141,200 shares of common stock.

Stock Purchase Warrants

We have stock purchase warrants that are not denominated as any particular class or series in connection with our November 2006 financing. These stock purchase warrants have an adjusted exercise price of $5.00 per share and expire on December 28, 2011. These stock purchase warrants can be exercised on a cashless basis. As of November 3, 2008, there were outstanding non-denominated stock purchase warrants to purchase up to 30,000 shares of our common stock.

Convertible Notes

We have issued convertible notes in the aggregate principal amount of $5,000,000 with a conversion price of $5.00. These notes will mature on November 1, 2009 and accrue interest on the outstanding principal amount thereof at a rate per annum of six and one half percent (6.5%) from November 8, 2006 and are payable in arrears. The 6.5% convertible notes are subject to default interest equal to the lower of (i) eighteen percent (18%) per annum or (ii) the highest rate permitted by law. As of November 3, 2008, there were outstanding notes convertible into an estimated 1,000,000 shares of our common stock.

The 6.5% convertible notes may be converted at any time at the option of the purchasers at a per share conversion price of $5.00, subject to adjustment as set forth in the 6.5% convertible notes and in the purchase agreement. In an event of default, a purchaser may declare all of the then outstanding 6.5% convertible notes to be due and payable immediately. In the event of such acceleration, the amount due and owing to such a purchaser shall be the greater of (1) 130% of the outstanding principal amount of the 6.5% convertible notes (plus all accrued and unpaid interest, if any) and (2) the product of (A) the highest closing price for the five (5) trading days immediately preceding such a purchaser’s acceleration and (B) the applicable conversion rate of the 6.5% convertible notes.

Subject to the terms of the 6.5% convertible notes, we have the right to pay the interest accrued on the principal amount of the 6.5% convertible notes either in cash or in shares of our common stock. If we elect to pay any interest in cash, then we shall pay to the holder of the 6.5% convertible notes an amount equal to the amount of such interest. If we elect or are required to pay interest in shares of our common stock, the number of such shares shall be determined by dividing (x) the interest amount by (y) the market price as of the date of payment.

Anti-Takeover Effects of Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws

Some provisions of Delaware Corporation Law, our certificate of incorporation and our bylaws contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Business Combinations. We are subject to the provisions of Section 203 of Delaware Corporation Law. Subject to certain exceptions, Section 203 prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s voting stock.

Undesignated Preferred Stock. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Stockholder Action; Special Meeting of Stockholders. Our bylaws provide that action required or permitted to be taken by our stockholders at an annual meeting of stockholders may only be taken if it is properly brought before the meeting. Our bylaws also provide that special meetings of stockholders may only be called by the chairman of our board or by a majority of our board of directors. These provisions could have the effect of delaying until the next stockholders’ meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws provide that nominations for election to our board of directors may be made either by our board of directors (or a proxy committee appointed by the board of directors) or by any stockholder who complies with specified notice provisions. Our bylaws contain similar advance notice provisions for stockholder proposals for action at stockholder meetings. These provisions prevent stockholders from making nominations for directors and stockholder proposals from the floor at any stockholder meeting and require any stockholder making a nomination or proposal to submit the name of the nominees for board seats or the stockholder proposal, together with specified information about the nominee or any stockholder proposal, prior to the meeting at which directors are to be elected or action is to be taken. These provisions ensure that stockholders have adequate time to consider nominations and proposals before action is required, and they may also have the effect of delaying stockholder action.

Limitation of Liability and Indemnification Provisions

Our certificate of incorporation contains provisions permitted under Delaware Corporation Law relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, except to the extent that the elimination or limitation of such liability is not permitted by Delaware Corporation Law. The limitation of liability described above does not alter the liability of our directors and officers under federal securities laws. Furthermore, our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by Delaware Corporation Law.

PLAN OF DISTRIBUTION

Pursuant to General Instruction I.B.6 of Form S-3, we are permitted to utilize the registration statement of which this prospectus forms a part to sell a maximum amount of common stock equal to one-third (33.33%) of the aggregate market value of our outstanding, publicly held voting and non-voting common equity in any 12 month period. We may, from time to time, offer the common stock registered hereby up to this maximum amount.

We may sell the common stock offered through this prospectus: (i) to or through underwriters or dealers, (ii) directly to purchasers, including our affiliates, (iii) through agents, or (iv) through a combination of any of these methods. The common stock may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will describe the terms of the offering, including the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the common stock;

•	the net proceeds from the sale of the common stock;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sales through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the common stock for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the common stock from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the common stock in order to facilitate transactions in our common stock, including other public or private transactions and short sales. Underwriters may offer common stock to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the common stock will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered common stock if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of common stock offered through this prospectus, we will sell the common stock to them as principals. They may then resell the common stock to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the common stock offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such common stock may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered common stock and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the common stock directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed Delivery Contracts

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase common stock at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

Our common stock is listed on the American Stock Exchange. Any common stock sold pursuant to a prospectus supplement will be eligible for listing and trading on the American Stock Exchange, subject to official notice of issuance. Any underwriters that we use in the sale of common stock may make a market in such common stock, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the common stock will have a liquid trading market.

Any underwriter also may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

We, the underwriters or other agents may engage in derivative transactions involving the common stock. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the common stock, hold or resell the common stock acquired and purchase options or futures on the common stock and other derivative instruments with returns linked to or related to changes in the price of the common stock. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the common stock to the public, including short sales, or by lending the common stock in order to facilitate short sale transactions by others. The underwriters or agents may also use the common stock purchased or borrowed from us or others (or, in the case of derivatives, common stock received from us in settlement of those derivatives) to directly or indirectly settle sales of the common stock or close out any related open borrowings of the common stock.

Electronic Auctions

We may also make sales through the Internet or through other electronic means. Since we may from time to time elect to offer common stock directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such common stock, you will want to pay particular attention to the description of that system we will provide in a prospectus supplement.

Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such common stock is sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. Of course, many pricing methods can and may also be used.

Upon completion of such an electronic auction process, common stock will be allocated based on prices bid, terms of bid or other factors. The final offering price at which common stock would be sold and the allocation of common stock among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business. We will describe in the prospectus supplement the nature of any such relationship and the name of the parties involved. Any lockup arrangements will be set forth in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. You may read and copy any of our SEC filings at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. Our SEC filings are also available to the public on the SEC’s web site at www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information from some of our other SEC filings. This means that we can disclose information to you by referring you to those other filings, and the information incorporated by reference is considered to be part of this prospectus. In addition, some information that we file with the SEC after the date of this prospectus will automatically update, and in some cases supersede, the information contained or otherwise incorporated by reference in this prospectus. The following documents, which we filed with the Securities and Exchange Commission, are incorporated by reference in this prospectus:

(a)	Our annual report on Form 10-K for the fiscal year ended December 31, 2007 (as filed on March 31, 2008);

(b)	Amendment Number One to our annual report on Form 10-K/A for the fiscal year ended December 31, 2007 (as filed on July 1, 2008);

(c)	Our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2008 (as filed on May 14, 2008);

(d)	Amendment Number One to our quarterly report on Form 10-Q/A for the fiscal quarter ended March 31, 2008 (as filed on July 1, 2008);

(e)	Our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2008 (as filed on August 13, 2008);

(f)	Our current report on Form 8-K filed on April 16, 2008;

(g)	The description of our common stock contained in our registration statement on Form 8-A filed on May 16, 2007 with the SEC under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

Also incorporated by reference into this prospectus are all documents that we may file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act either (1) after the date of filing of this registration statement, and (2) until all of the common stock to which this prospectus relates has been sold or the offering is otherwise terminated. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, as well as proxy statements. Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

You may request copies of these filings, at no cost, by writing to or calling our Investor Relations department at:

HQ Sustainable Maritime Industries, Inc.

Melbourne Towers, 1511 Third Avenue

Suite 788

Seattle, WA 98101

Telephone: (206) 621-9888

LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus has been passed upon for us by Joseph I. Emas, P.A. As of November 3, 2008, Joseph I. Emas beneficially owns 13,000 shares of our common stock and is a director of the company.

EXPERTS

The financial statements incorporated in this prospectus by reference to our annual report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of Rotenberg & Company, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table provides the various expenses payable by us in connection with the issuance and distribution of the shares being registered. All amounts shown are estimates except the SEC registration fee.

Securities and Exchange Commission registration fee	$472
Printing and engraving expenses	4,000
Accounting fees and expenses	10,000
Legal fees and expenses	45,000
Miscellaneous	5,000

Total	$64,472

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, as amended, provides that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was our director, officer, employee or agent or is or was serving at our request as a director, officer, employee, agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that we similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in our favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

We have entered into indemnification agreements with each of our directors and certain of our officers and top management personnel and anticipate that we will enter into similar agreements with future directors and officers. Generally, these agreements attempt to provide the maximum protection permitted by Delaware law with respect to indemnification. The indemnification agreements provide that we will pay certain amounts incurred by our directors in connection with any civil or criminal action or proceeding, specifically including actions by or in our name (derivative suits) where the individual’s involvement is by reason of the fact that he is or was a director or officer. For directors, such amounts include, to the maximum extent permitted by law, attorney’s fees, judgments, civil or criminal fines, settlement amounts and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreements, a director will not receive indemnification if the director is found not to have acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. The indemnification agreements with our officers are slightly more restrictive. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law with respect to indemnification of directors and officers. Our certificate of incorporation and by-laws provide similar indemnification for officers and directors.

The effect of these provisions would be to permit indemnification for liabilities arising under the Securities Act of 1933, as amended.

Section 102(b)(7) of the Delaware Corporation Law gives a Delaware corporation the power to adopt a charter provision eliminating or limiting the personal liability of our directors to us or our stockholders for breach of fiduciary duty as directors, provided that such provision may not eliminate or limit the liability of directors for (i) any breach of the director’s duty of loyalty to us or our stockholders, (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any payment of a dividend or approval of a stock purchase that is illegal under Section 174 of the Delaware Corporation Law or (iv) any transaction from which the director derived an improper personal benefit. Article 8 of our certificate of incorporation eliminates the personal liability of our directors to us or our stockholders for monetary damages for breach of fiduciary duty to the full extent permitted by Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.	Exhibits.

Exhibit Number	Description
3.1(a)	Certificate of Incorporation of HQ Sustainable Maritime Industries, Inc., as amended (incorporated by reference to Exhibit 2 to the Schedule 14C of Process Equipment, Inc. (SEC file No. 0-18980), filed with the SEC on April 28, 2004).

3.1(b)	Certificate of Amendment of Certificate of Incorporation, dated December 28, 2006, of HQ Sustainable Maritime Industries, Inc. (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to Form SB-2 (SEC File Number 333-139454), filed with the SEC on April 20, 2007).

3.2	By-laws of HQ Sustainable Maritime Industries, Inc. (incorporated by reference to Exhibit 3 to the Schedule 14C of Process Equipment, Inc. (SEC file No. 0-18980), filed with the SEC on April 28, 2004).

5.1	Opinion of Joseph I. Emas P.A. *

23.1	Consent of Rotenberg & Co. LLP.*

23.2	Consent of Joseph I. Emas. P.A. (included in Exhibit 5.1).

24	Power of Attorney (included on signature page to this Registration Statement).

*	Filed herewith.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S–3 and the information required to be included in a post–effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§ 230.424(b) of this chapter) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post–effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Seattle, state of Washington, on the date specified below.

Dated November 4, 2008

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

By:	/s/ Norbert Sporns
Name:	Norbert Sporns
Title:	Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Norbert Sporns, Lillian Wang Li and Jean-Pierre Dallaire, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place, and stead, in any and all capacities, to sign any or all amendments or supplements to this registration statement, whether pre-effective or post-effective, including any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments or supplements hereto in the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on November 4, 2008:

Signature	Title	Date

/s/ Norbert Sporns	Chief Executive Officer, President and Director	November 4, 2008
Norbert Sporns	(Principal Executive Officer)

/s/ Lillian Wang Li	Chairman of the Board, Secretary and Director	November 4, 2008
Lillian Wang Li

/s/ Harry Wang Hua	Chief Operating Officer and Director	November 4, 2008
Harry Wang Hua

/s/ Jean-Pierre Dallaire	Chief Financial Officer and Financial Controller	November 4, 2008
Jean-Pierre Dallaire	(Principal Financial and Accounting Officer)

/s/ Joseph I. Emas	Director	November 4, 2008
Joseph I. Emas

Exhibit Index

Exhibit Number	Description
3.1(a)	Certificate of Incorporation of HQ Sustainable Maritime Industries, Inc., as amended (incorporated by reference to Exhibit 2 to the Schedule 14C of Process Equipment, Inc. (SEC file No. 0-18980), filed with the SEC on April 28, 2004).

3.1(b)	Certificate of Amendment of Certificate of Incorporation, dated December 28, 2006, of HQ Sustainable Maritime Industries, Inc. (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to Form SB-2 (SEC File Number 333-139454), filed with the SEC on April 20, 2007).

3.2	By-laws of HQ Sustainable Maritime Industries, Inc. (incorporated by reference to Exhibit 3 to the Schedule 14C of Process Equipment, Inc. (SEC file No. 0-18980), filed with the SEC on April 28, 2004).

5.1	Opinion of Joseph I. Emas P.A. *

23.1	Consent of Rotenberg & Co. LLP.*

23.2	Consent of Joseph I. Emas. P.A. (included in Exhibit 5.1).

24	Power of Attorney (included on signature page to this Registration Statement).

*	Filed herewith.